EXHIBIT 10.18

EMPLOYMENT AGREEMENT

AGREEMENT made as of the 4th day of January, 2007, between D&E Communications, Inc., a Pennsylvania business corporation, having its principal office at 124 East Main Street, Ephrata, PA 17522-0458 (“D&E”) and W. Garth Sprecher, having an address of 2027 Wynfield Drive, Lancaster, PA 17601 (“Executive”).

BACKGROUND

D&E desires to employ Executive on a contractual basis as its Senior Vice President and Secretary, and Executive desires to accept such position, on the terms and conditions set forth below.

NOW THEREFORE, intending to be legally bound hereby, the parties agree as follows:

AGREEMENT

1. Employment. D&E hereby agrees to employ the Executive for a fixed term, as more particularly set forth herein, and provide Executive with certain change in control benefits, in exchange for which Executive accepts the terms and conditions set forth herein governing his employment, including the restrictive covenants set forth herein.

2. Term. Executive’s employment hereunder shall be for a term commencing on January 4, 2007 and ending on December 31, 2007 (the “Term”).

3. Compensation.

(a) Salary. Executive will be paid an annual salary of $200,000, subject to adjustment as provided below (the “Salary”), which will be payable in equal periodic installments according to D&E’s customary payroll practices, but no less frequently than monthly.

(b) Benefits. Benefits for the Executive and his family will be the same , in the aggregate, to those provided by D&E to similarly situated D&E executive officers (“similarly situated D&E executive officers” shall mean the “named executive officers” in D&E’s proxy statement) as of the date hereof, including participation in such pension, profit sharing, bonus, life insurance, disability insurance, hospitalization, major medical, and other employee benefit plans of D&E that may be in effect from time to time, to the extent Executive is eligible under the terms of those plans (collectively, the “Benefits”).

(i) Executive shall participate, from the effective date of this Agreement, in the D&E Supplemental Retirement Plan (the “SERP”), the form of which is attached hereto as Exhibit A which is a plan of deferred compensation that provides for an annual supplemental retirement benefit equal to the additional qualified retirement benefit the Executive would accrue under the D&E Communications, Inc. Employee’s Retirement Plan (the “Qualified Retirement Plan”).

(ii) Short-Term Incentive Plan. As additional compensation for the services to be rendered by Executive pursuant to this Agreement, Executive will be eligible to participate in such executive level bonus/incentive programs and plans as may be in effect from time to time as approved by the Board of Directors of D&E. Executive shall be eligible for a targeted Short-term Incentive Plan bonus at the end of calendar year 2007 at twenty-five percent (25%) of his Salary as defined in D&E’s Short Term Incentive Plan. The target is neither a minimum nor a cap on any bonus.

(c) Paid Time Off. Executive shall be entitled to six (6) weeks of paid time off per year during the term of his employment, or such greater amount commensurate with periods of paid time off as may from time to time be provided for similarly situated D&E executive officers.

(d) Expense Reimbursement. D&E will reimburse Executive for reasonable expenses incurred by Executive in the performance of Executive’s duties pursuant to this Agreement in accordance with D&E’s regular reimbursement policies, as in effect from time to time and upon receipt of itemized vouchers therefor and such other supporting information as D&E may reasonably request.

(e) Automobile. D&E will provide Executive with either a company car or related reimbursement, in the discretion of D&E, similar to that provided for similarly situated D&E executive officers.

(f) Reservation of Right to Amend Benefit Plans. Executive understands that from time to time it may be necessary for economic and business reasons for D&E to amend any of its benefit plans, which amendments may involve the increase, decrease or change of form of a benefit. Executive’s employment pursuant to this Agreement shall be subject to any such amendments, and any such amendments applicable to all D&E employees, or the specific class thereof of which Executive is a member, that impacts Executive’s benefit package hereunder shall not be a breach of this Agreement by D&E. In no event, however, shall any such amendment deprive Executive of any Benefit that has vested or is then otherwise owed to Executive under this Agreement, the SERP, D&E’s Short-term Incentive Plan, D&E’s Long-term Incentive Plan or any of D&E’s pension, profit sharing, bonus or short-term or long-term disability plans.

4. Duties. The Executive shall serve as the Senior Vice President and Secretary of D&E, reporting to the Chief Executive Officer , and have the normal duties, responsibilities and authority associated with such position including, without limitation, those set forth in Exhibit B attached and made a part hereof, as well as such duties (which are reasonably consistent with Executive’s primary duties) as shall be assigned to him from time to time by the Chief Executive Officer. In the event Executive is assigned additional duties by either the Chief Executive Officer or Board of Directors that result in a material change in Executive’s duties as provided under this Agreement, Executive shall be entitled to receive additional compensation commensurate with the additional duties. The Executive shall devote his entire working time and attention to D&E’s business. During the term of this Agreement, Executive shall not be employed by, or participate or engage in or be a part of in any manner the management or operations of any business enterprise other than D&E without the prior written consent of D&E, which consent may be granted or withheld in its sole discretion; provided, however, that Executive may, while he remains employed by D&E, participate in reasonable charitable, social, teaching, educational and civic activities, as well as industry trade groups and associations and personal investment activities, so long as such activities do not interfere with the performance of Executive’s obligations under this Agreement, as well as those activities set forth on Exhibit C attached hereto.

5. Termination of Employment.

(a) Due To Death, Disability, For Cause or Without Good Reason.

(i) For Cause. If the Executive’s employment shall be terminated by D&E for Cause, D&E shall pay the Executive his full Salary, plus any accrued paid time off, through the date of termination at the rate in effect at the time of termination, any Benefits that have vested or are otherwise owed to Executive, and D&E shall have no further obligation to the Executive under this Agreement. “Cause” shall mean:

(a) the failure by the Executive to substantially perform his duties hereunder after notice from D&E and a failure to cure such violation within thirty (30) days of the date of said notice or, if said violation cannot be cured within such period of time, within a reasonable time thereafter, if the Executive is diligently attempting to cure the violation, but in no event longer than 60 days from the date of the notice;

(b) the engaging by the Executive in misconduct injurious to D&E;

(c) the dishonesty or gross negligence of the Executive in the performance of his duties;

(d) material violation by Executive of D&E’s Code of Business Conduct and Ethics;

(e) use by the Executive of alcohol which interferes with the performance of his duties;

(f) use by the Executive of illegal drugs;

(g) the breach of Executive’s fiduciary duty involving personal profit;

(h) the violation by the Executive of any law, rule or regulation which jeopardizes the business of D&E;

(i) moral turpitude or other conduct on the part of Executive which brings public discredit to D&E;

(j) commission by Executive of workplace violence or harassment; or

(k) the material violation by the Executive of any provision of this Agreement or any policy of D&E not already addressed above after notice from D&E and a failure to cure such violation within thirty (30) days of the date of said notice or, if said violation cannot be cured within such period of time, within a reasonable time thereafter, if the Executive is diligently attempting to cure the violation, but in no event longer than 60 days from the date of the notice.

The foregoing notwithstanding, any actions undertaken by Executive at the specific direction of the Board of Directors or based upon the advice of corporate counsel shall not constitute “Cause” hereunder, even if such action is arguably within the ambit of any of subsections (a) through (k) above.

(ii) Death or Disability. If the Executive’s employment shall be terminated due to Executive’s Disability, D&E shall pay the Executive his full Salary and any accrued paid time off through the date of termination, and any Benefits that have not vested or are then otherwise owed to Executive, including but not limited to short-term and/or long-term disability benefits, and D&E shall have no further obligation to the Executive under this Agreement. If the Executive’s employment shall be terminated due to Executive’s death, D&E shall pay the Executive’s designated beneficiaries, or if no designated beneficiaries, pay to Executive’s heirs his full Salary, plus any accrued paid time off and any Benefits that have vested or are then otherwise owed to Executive through the date of termination and for one full month (4 weeks) following the date of termination. All stock options and performance restricted shares held by Executive shall immediately vest to the extent provided in the 1999 Long Term Incentive Plan and any applicable award agreements and D&E shall have no further obligation to the Executive under this Agreement. “Disability” shall have the meaning given to the term “total disability” in the D&E Short Term Disability Program. Nothing in this provision shall be interpreted to limit the Executive’s rights to recover benefits under any applicable disability insurance policy.

(iii) Without Good Reason. If Executive desires to terminate his employment without Good Reason, Executive shall provide D&E with at least 60 days’ prior written notice of the effective date of such termination. Until the effective date of termination, Executive shall continue to fulfill his duties under this Agreement. D&E shall continue to pay Executive his normal Salary through the effective date of termination, plus any accrued paid time off any Benefits that have vested or are then otherwise owed to Executive, and D&E shall have no further obligation to the Executive under this Agreement. D&E may, in its discretion, request that Executive cease to perform his duties under this Agreement at any time following its receipt of notice of termination and prior to the effective date of termination but, in such event, Executive shall still be entitled to be paid his normal Salary, plus any accrued vacation, and any Benefits that have vested or are then otherwise owed to Executive, through the effective date of termination.

(b) Without Cause or for Good Reason. If the Executive’s employment is terminated without Cause by D&E, or is terminated by Executive for Good Reason, then D&E shall pay the Executive his full Salary from the date of termination through the last day of the then current Term. In addition, the Executive shall be entitled to: (i) an additional annual retirement benefit pursuant to the terms of the SERP, such that the Executive is treated as if he had remained employed by D&E through the end of the then current Term. The benefit provided under the SERP is intended to be in addition to the Qualified Retirement Plan benefit payable to the Executive regardless of whether the Executive has satisfied the vesting requirements of such plan(s); and (ii) payment of the amount that would have been due to the Executive under any Short-term Incentive Plan in effect at the time of Executive’s termination had the Executive remained employed by D&E through the end of the incentive period relating thereto. Any such incentive payment shall be due and payable only at the time and in the manner provided for in the plan relating thereto. Termination for “Good Reason” shall mean termination by the Executive of his employment due to:

(i) any material adverse change in the position, responsibilities, authority or duties assigned to the employee, as contemplated by Paragraph 4, without his consent, except in connection with the termination of the Executive’s employment for Cause;

(ii) failure of D&E or any successor or assign to comply with Paragraph 3 hereof in any material manner;

(iii) requiring the Executive to be based anywhere that is 75 miles or more distant from the Executive’s current place of work, without his consent, except for required travel on D&E’s business to an extent substantially consistent with his present business travel obligations;

(iv) a requirement by D&E or its successor that Executive, in his reasonable judgment take an action that would violate the requirements of generally accepted accounting standards, the regulations of the Securities and Exchange Commission, applicable stock exchange listing standards or D&E’s Code of Business Conduct and Ethics;

(v) failure of D&E, its successors or assigns, to obtain and maintain officers and directors liability insurance in accordance with Paragraph 9; or

(vi) failure of any successor or assign of D&E to assume this Agreement and honor its provisions, or any material breach of this Agreement by D&E or its successor or assign.

If the Executive intends to terminate his employment for Good Reason, he must first give notice to D&E that such action or limitation of D&E constitutes Good Reason. The Executive’s employment shall be deemed terminated for Good Reason if D&E fails to cure such situation within thirty (30) days of the date of said notice or, if said situation cannot be cured within such period, within a reasonable time thereafter, if a diligent effort is being made to cure such situation, but in no event longer than 60 days from the date of the notice. Notwithstanding the foregoing, in the event the Executive is a key employee (as defined in Internal Revenue Code Section 416(i)) of the Company as of the last day of the calendar year preceding the date a benefit becomes payable under this Paragraph 5(b), distribution of that portion of the Executive’s payment attributable to the termination of his employment for Good Reason, shall be made or commenced six months after the date the benefit would otherwise have been paid pursuant to the foregoing provisions of this Paragraph 5(b). This six month period shall be shortened to the extent that counsel to D&E believes that it is then permissible under Section 409A of the Internal Revenue Code of 1986, as amended, without the imposition of an excise tax.

If the Executive dies while receiving severance payments under this paragraph 5(b), then the remaining balance of severance payments due shall be paid to his designated beneficiaries, or if no beneficiaries are designated, then to the Executive’s heirs.

6. Restrictive Covenants.

(a) During the Term of this Agreement and during the Restricted Period, the Executive shall not Compete with D&E in the Territory. For purposes of the foregoing, (i) “Territory” shall mean any city or county in which D&E provides, offers or plans to provide or offer its services determined as of the date of termination of Executive’s employment, provided that any such plan to offer or provide services has been discussed at the executive level of D&E and memorialized in an internal memorandum or other writing prior to the termination of the Executive’s employment. “Territory” shall not include any additional geographical location of any successor to D&E by purchase, merger, consolidation, acquisition of assets or otherwise; (ii) “Compete” shall mean the direct or indirect ownership, management, operation, control, employment by, participation in, or connection in any manner with the ownership, management, operation or control of any business which is engaged in providing the types of communications goods or services, or any other line of business, in which D&E is engaged at the time of Executive’s termination including, if applicable and without limitation, wireline, wireless, internet access, VOIP, broadband or any similar communications means, , whether as an individual on his own, as a partner, joint venturer, officer, shareholder, employee, agent, independent contractor, lessor, creditor or otherwise; and (iii) “Restricted Period” shall mean a period of one (1) year from and after the date of termination of this Agreement, provided that, if the Executive’s employment is terminated pursuant to Paragraphs 5(a) or 5(b), the Restricted Period shall be the same as the period during which the Executive is entitled to Salary payments under Paragraphs 5(a) and 5(b). The foregoing restrictive covenant will be effective only if Executive receives the payments to which he is entitled under Paragraphs 5(a) or 5(b). The foregoing restrictive covenant shall not be construed to prohibit the ownership by Executive of up to five percent (5%) of any class of securities of any corporation which is in competition with D&E, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

(b) During the Term of his employment hereunder and for ten (10) years following termination, the Executive shall not, without the prior written consent of an authorized officer of D&E, disclose to any person, other than an employee of D&E or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties, any material confidential information, defined as information protected under Section 5302 of the Pennsylvania Uniform Trade Secrets Act, 12 Pa. C.S. §5301, et seq., obtained by him while in the employ of D&E with respect to any of D&E’s or its affiliates’ business plans and strategies, pricing and pricing strategies, engineering and technical data, services, products, customers, sales records, methods of business or any business practices the disclosure of which could be or will be materially damaging to D&E or its affiliates (the “Confidential Information”); provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by D&E or any information that must be disclosed as required by law or governmental authority.

(c) Executive agrees, for a period of one (1) year following termination of his employment with D&E, (i) not to solicit any D&E employees or officers to leave D&E to accept employment by Executive or his new employer; and (ii) not to solicit or encourage any D&E customers to cease doing business with D&E and/or to transfer any or all of their business relationships to any institution which Executive may found or to Executive’s new employer.

(d) Executive agrees that he will not disparage D&E in any communications of any nature with any third parties, including but not limited to shareholders of D&E or its vendors, customers and suppliers, regarding any matters related to D&E during or following termination of his employment. The foregoing prohibition is not intended to, and should not be construed as, preventing Executive from fulfilling any duty to report accounting issues pursuant to the requirements of the Sarbanes Oxley Act and any regulations promulgated thereunder, or otherwise providing truthful information to third parties.

(e) Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants which then apply and accordingly expressly agrees that, in addition to any other remedies which the D&E may have, D&E shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay D&E from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of his obligations hereunder.

(f) The period of time applicable to any covenant in this Paragraph 6 will be extended by the duration of any violation by Executive of such covenant.

(g) If any covenant in Paragraph 6 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Executive.

7. D&E Property. The Executive will not remove from D&E’s premises (except to the extent such removal is for purposes of the performance of the Executive’s duties at home or while traveling, or except as otherwise specifically authorized by D&E) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Executive recognizes that, as between D&E and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of D&E. Upon termination of this Agreement by either party, or upon the request of D&E during the Term, the Executive will immediately return to D&E all of the Proprietary Items in the Executive’s possession or subject to the Executive’s control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

8. Employee Inventions.

(a) Each Employee Invention will belong exclusively to D&E. The Executive acknowledges that all of the Executive’s writing, works of authorship and other Employee Inventions are works made for hire and the property of D&E, including any copyrights, patents or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to D&E all of the Executive’s right, title, and interest, including all rights of copyright, patent and other intellectual property rights, to or in such Employee Inventions. The Executive covenants that he will promptly:

(i) disclose to D&E in writing any Employee Invention;

(ii) assign to D&E or to a party designated by D&E, at D&E’s request and without additional compensation, all of the Executive’s right to the Employee Invention for the United States and all foreign jurisdictions;

(iii) execute and deliver to D&E such applications, assignments, and other documents as D&E may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

(iv) sign all other papers necessary to carry out the above obligations; and

(v) give testimony and render any other assistance, but without expense to the Executive, in support of D&E’s rights to any Employee Invention.

(b) For purposes of the foregoing, “Employee Invention” shall mean any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registerable or not) and any work of authorship related to the business of D&E (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Executive, either solely or in conjunction with others, during the Term, or a period that includes a portion of the Term, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by D&E, and any such item created by the Executive, either solely or in conjunction with others, following termination of the Executive’s employment with the Employer, that is based upon or uses Confidential Information.

9. Indemnification. D&E shall indemnify and hold harmless the Executive, to the fullest extent permitted by Pennsylvania law and D&E’s Articles of Incorporation and By-Laws, whichever affords greater protection, with respect to any threatened, pending or completed action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of D&E or is or was serving at the request of D&E as a director, officer, employee or agent of another person or entity. To the fullest extent permitted by Pennsylvania law and D&E’s Articles of Incorporation and By-Laws, D&E shall, in advance of final disposition, advance expenses (including, without limitation, attorney’s fees) incurred by the Executive in connection with any threatened, pending or completed action, suit or proceeding with respect to which the Executive may be entitled to indemnification hereunder; provided, however, that the Executive agrees to reimburse D&E all such monies advanced if the presiding court finds that he is not entitled to be indemnified by D&E under Pennsylvania law or D&E’s Articles of Incorporation and By-Laws. The Executive’s right to indemnification provided herein is not exclusive of any other rights of indemnification to which the Executive may be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall continue beyond the term of this Agreement. D&E shall use its best efforts to obtain insurance coverage for the Executive under an insurance policy covering officers and directors of D&E against lawsuits, arbitrations or other proceedings, provided, however, that nothing herein shall be construed to require D&E to obtain such insurance, if the Board of Directors of D&E determines that such coverage cannot be obtained at a commercially reasonable price.

10. Attorney’s Fees and Costs. In the event of any litigation, arbitration, mediation or other proceeding between D&E and the Executive with respect to the subject matter of this Agreement and the enforcement of the rights hereunder and such litigation or other proceeding results in a judgment, order, or other administrative determination in favor of the Executive, D&E shall reimburse the Executive for all of his reasonable costs and expenses relating to such litigation or other proceeding, including, without limitation, his reasonable attorneys’ fees and expenses.

11. Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing and sent by overnight courier, or via certified mail, return receipt requested, to the Executive’s residence or to D&E’s principal office, as the case may be.

12. Waiver of Breach. Either party’s waiver of a breach of any provision in this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the non-breaching party. No waiver shall be valid unless in writing and signed by an authorized officer of D&E.

13. Assignment. The Executive acknowledges that his services are unique and personal. Accordingly, the Executive may not assign his rights or delegate his duties or obligations under this Agreement. D&E’s rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, D&E’s successors and assigns, and D&E may assign this Agreement, including the restrictive covenants contained in Paragraph 7 of this Agreement, to any successor or assign. Executive’s rights under this Agreement shall inure to the benefit of his designated beneficiaries, or heirs and assigns to the extent provided by the express terms of this Agreement, and be binding upon any successor or assign to the same extent and with the same force as D&E.

14. Entire Agreement. This Agreement contains the entire understanding of the parties. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

15. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

16. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Attest:	D&E COMMUNICATIONS, INC.

By

Title:

Witness:	EXECUTIVE

W. Garth Sprecher

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